Exhibit 16.1

July 19, 2024

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Agrify Corporation (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated July 19, 2024 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/S/ Matsuura